Exhibit 10(f)


                AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

      AGREEMENT made this 12th day of June, 2007 by and between EDO Corporation, a New York Corporation having its office and principal place of business at 60 East 42nd Street, Suite 4200, New York, NY 10165 (the "Company") and Frank W. Otto, 21 Farm Road South, Wading River, NY 11792("Executive").

                               W I T N E S E T H:
                               ------------------

      WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management (including Executive) be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event of a change in control or potential change in control of the Company.

      WHEREAS, the Company recognizes that the possibility of a Change in Control or a Potential Change in Control and the uncertainty and questions, which either event may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

      WHEREAS, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from a Change in Control or a Potential Change in Control;

      WHEREAS, the Company believes Executive has made and will continue to make valuable contributions to the productivity and profitability of the Company;

      WHEREAS, should a Potential Change in Control occur, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company be able to receive and rely upon his advice as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such event; and

      WHEREAS, should a Potential Change in Control occur, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of any proposals of any person concerning the possible business combination of the Company or acquisition of equity securities of the Company, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;

      WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), imposes certain restrictions and requirements upon the payment of amounts treated as deferred compensation for such purposes, in order to avoid immediate taxation at a rate of federal income taxation at least 20% in excess of the otherwise applicable rate of income taxation;

      WHEREAS, certain payments that may become due and payable under this Agreement may be treated as such deferred compensation and the Company and the Executive desire to satisfy the applicable conditions specified under such
Section 409A:

      NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the Company and Executive agree as follows:

                                     GENERAL

      1. Purpose. The purpose of this Agreement is to provide Executive with Special Severance Pay Benefits in the event of certain terminations of Executive's employment in connection with a Change in Control, as such terms are defined in this Agreement.

      2. Term. This Agreement will be effective as of the date first set forth above (the "Effective Date"), but no compensation or benefits will be payable hereunder unless the Executive experiences a Qualifying Termination of employment following a Potential Change in Control or Change in Control. In addition, no compensation or benefits will be payable to the Executive under this Agreement, and this Agreement will be without further force or effect, if a Potential Change in Control or a Change in Control does not occur on or before the end of the initial Term or any extended Term. The initial "Term" of this Agreement shall begin on the Effective Date and end on December 31, 2007; provided that, the Term may be extended for additional one year periods (each, an extended Term) upon the lapse of the initial Term or the then current extended Term by the Company's written notice of extension to the Executive and the Executive's written acknowledgement of such notice.

                                    ARTICLE 1
                              PRINCIPAL UNDERTAKING

      1.1. Special Severance Upon a Qualifying Termination. If (a) following a Potential Change in Control but prior to a Change in Control (provided a Change in Control occurs within twelve months after the Potential Change in Control) or
(b) within a one and one-half (1-1/2) year period after a Change in Control, Executive's employment shall have been terminated by the Company without Cause or by Executive in a Termination for Good Reason (either, a "Qualifying Termination"), then Executive shall be paid by the Company subject to adjustment as provided in Article 4, the following "Special Severance Pay Benefits":

      -     Current Salary and Other Compensation Benefits (Article 2);

      -     Other Salary and Incentive Compensation Benefits (Article 3); and

      -     Tax Adjustment (Article 4).

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      1.2. Timing of Payment. Except as provided in Article 4, the Special
Severance Pay Benefits, subject to any taxes required to be withheld therefrom, shall be paid to Executive in a lump sum, on or before the fifth day following the later of the "Date of Employment Termination" or the date the Change in Control is consummated (the "Payment Date"); provided, however, that, if Executive is a "specified employee" of the Company or any member of its affiliated group of corporations (within the meaning of Section 409A of the Code), as of the Date of Employment Termination and any payment of deferred compensation payable under this Agreement or any other deferred compensation arrangement with the Company and its subsidiaries (including, but not limited to, the payments provided for under Article 4) is required to be delayed to avoid incurring "additional tax" under Section 409A of the Code and the regulations promulgated thereunder, then each such payment shall be delayed until the date which is six months and one day following the Date of Employment Termination.

      1.3. Loans and Advances. The amount of any loan or advance to Executive shall be due and payable as of the Date of Employment Termination. The Company shall have no right of setoff against any amount due Executive under this Agreement, except that the Company may set off against such amount the balance of any loan or advance which remains unpaid after the third day following the Date of Employment Termination.

                                    ARTICLE 2
             CURRENT SALARY AND OTHER COMPENSATION BENEFITS

      Payment of this portion of Special Severance Pay Benefits shall consist of the following:

      - Executive's full base salary through the Date of Employment Termination, at the rate in effect ten (10) days prior to the Date of Employment Termination; plus

      - Executive's full base salary earned from the beginning of the calendar year in which the Date of Employment Termination occurs through the Date of Employment Termination multiplied by the greater of (a) twenty percent (20%) or (b) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs, in either case, reduced by any installment of cash bonus previously paid by the Company to Executive for the calendar year in which the Date of Employment Termination occurs, plus

      - The full amount, if any, of any incentive or special award, which Executive earned but which, has not yet been paid.

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                                    ARTICLE 3
                OTHER SALARY AND INCENTIVE COMPENSATION BENEFITS

      Payment of this portion of Special Severance Pay Benefits shall consist of an amount equal to one and one-half (1 1/2) times the sum of (a) Executive's annual base salary, at the highest rate in effect at any time up to Date of Employment Termination (the "Highest Base Salary") and (b) and amount equal to the Highest Base Salary multiplied by the greater of (i) twenty percent (20%) or
(ii) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs.

                                    ARTICLE 4
                                      TAXES

      4.1. Application of Article 4. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject Executive to the tax (the "Excise Tax") imposed under
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Article 4 shall apply to determine the amounts payable to Executive pursuant to this Agreement.

      4.2. Determination of Payment Cap or Tax Adjustment. On or before the Payment Date, the Company shall notify Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the Payment Date, together with the projected maximum payments, determined as of the Payment Date that could be paid without Executive being subject to the Excise Tax.

            (a) Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is less than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, then the amounts payable to Executive under this Agreement may, in the discretion of the Company, be reduced (but not below zero), to the maximum amount which may be paid hereunder without Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

            (b) Tax Adjustment. If the aggregate value of all compensation payments or benefits to be paid or provided to Executive under this Agreement and any other plan, agreement or arrangement with the Company is greater than 105% of the amount which can be paid to Executive without Executive incurring an Excise Tax, the Company shall pay to Executive immediately following Executive's termination of employment an additional amount (the "Tax Adjustment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Adjustment provided for by this Article 4, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of Covered Payments.

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      4.3. Assumptions. For purposes of determining whether any of the Covered
Payments will be subject to the Excise Tax, and the amount of such Excise Tax,

            (a) Such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

            (b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (c) For purposes of determining whether Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 4.2, Executive shall be deemed to pay:

                  (i) Federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

                  (ii) Any applicable state and local income taxes at the
            highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

      4.4. Correction Following Determination.

            (a) Corrections For Payment Cap. If Executive receives reduced payments and benefits under this Article 4, or this Article 4 is determined not to be applicable to Executive because the Accountants conclude that Executive is not subject to any Excise Tax, and in either case it is thereafter established pursuant to a final determination and non-appealable settlement or other resolution of litigation or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, the aggregate of the "parachute payments" within the meaning of
      Section 280G of the Code paid to Executive or for his benefit are in an amount that would result in Executive being subject to an Excise Tax, then, to the extent not prohibited by applicable law, the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by Executive.

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

                  If this Article 4 is not applied to reduce Executive's entitlements because the Accountants determine that Executive would not receive a greater net-after-tax benefit by applying this Article 4 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Executive and the Company in applying the terms of this Agreement, Executive would have received a greater net-after-tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to Executive or for his benefit in excess of the Payment Cap shall, to the extent not prohibited by applicable law, be deemed for all purposes a loan to Executive made on the date of receipt of such excess payments, which Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive.

                  If Executive receives reduced payments and benefits by reason of this Article 4 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter (but in no event later than the end of the Executive's taxable year in which such Final Determination occurs) pay Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

      (b) Corrections for Tax Adjustment. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less that the amount taken into account hereunder in calculating the Tax Adjustment made, Executive shall, to the extent not prohibited by applicable law, repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Adjustment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Adjustment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Adjustment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executives good faith claim for refund or credit is denied.

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

                  In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Adjustment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Adjustment), the Company shall make an additional Tax Adjustment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is the subject of a Final Determination, but in no event later than (A) the end of the taxable year next following the year of the Final Determination if there was no additional payment required to the taxing authority by the Executive or (B) the end of the year next following the year in which the taxes that are the subject of the Final Determination are remitted to the taxing authority by the Executive.

      4.5. Timing of Payment of Tax Adjustment. Except as provided in section 4.4, any Tax Adjustment (or portion thereof) provided for in Article 4 shall be paid to Executive not later than 10 business days following the Payment Date; provided, however, that if the amount of such Tax Adjustment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Adjustment and shall pay the remainder of such Tax Adjustment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the end of the Executive's taxable year following the year in which the Executive remits the related taxes to the applicable taxing authority or by such later time as is provided for above in the case of a Final Determination. In the event that the amount of the estimated Tax Adjustment exceeds the amount subsequently determined to have been due, such excess shall, to the extent not prohibited by applicable law, constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section (1274(b)(2)(B) of the Code.)



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                                    ARTICLE 5
                                  BENEFIT PLAN

      If (a) following a Potential Change in Control but prior to a Change in Control (provided a Change in Control occurs within twelve months after the Potential Change in Control) or (b) within a one and one-half (1 1/2 ) year period after a Change In Control shall have occurred, Executive's employment shall have terminated for any reason, including, but not limited to, Termination for good Reason, except for death, voluntary retirement or for Cause, then, for one year after the Payment Date, the Company shall maintain in full force and effect and Executive shall continue to participate in all group life, health and accident and disability insurance, and other employee welfare benefit plans, programs and arrangements in which Executive was entitled to participate immediately prior to the Date of Employment Termination, provided that continued participation is possible under the general terms and provisions of such plans, programs and arrangements. If participation is barred, or an applicable plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to provide Executive with benefits substantially similar to those which he was entitled to receive immediately prior to the Date of Employment Termination. The foregoing shall not be deemed to apply to the EDO Corporation Employees Pension Plan or the EDO Corporation Employee Stock Ownership and Employee Investment Plan.

                                    ARTICLE 6
                             NO MITIGATION REQUIRED

      Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit so provided for be reduced by any compensation earned by him as the result of employment by another employer after the Date of Employment Termination, or otherwise.

                                    ARTICLE 7
       DEFINITION OF "CHANGE IN CONTROL" AND "POTENTIAL CHANGE IN CONTROL"

      7.1. Change in Control. A "Change in Control" occurs on the first to occur of any of the following:

            (a) The date that any one person, or more than one person acting as a Group (other than the Company, its subsidiaries, or any employee benefit plan of the Company or its subsidiaries) (a "person"), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; provided that, if any one person, or Group owns more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons in the Group is not a subsequent Change in Control;

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            (b) The date any person, or Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, or

            (c) The date a majority of members of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election.

      For purposes of this Paragraph 7.1, an increase in the percentage of stock owned by any one person, or Group as a result of a transaction in which the Company acquires its own stock in exchange for property will be treated as an acquisition of stock of the Company by a person or Group. The transfer of stock of the Company (or issuance of stock by the Company) will be considered only if such stock remains outstanding after the applicable transaction. Notwithstanding the foregoing, no event set forth in this Section 7.1 shall be a Change in Control unless such even constitutes a "change in control" within the meaning of
Section 409A of the Code and the regulations promulgated thereunder.

      7.2 Potential Change in Control. A "Potential Change in Control" occurs if:

            (a) A person hereafter becomes the beneficial owner of securities of the Company having at least 25% of the total number of votes that may be cast for the election of directors of the Company, or

            (b) any person holds a 15% beneficial ownership interest on the date hereof and there occurs an increase in such person's beneficial ownership of such number of securities of the Company as shall increase the beneficial ownership by such person by an additional 1% of the total number of votes that may be cast for the election of directors of the Company, or

            (c) a Person commences a tender offer for at least 25% of the outstanding shares of the Company's common stock, or

            (d) approval of any corporate transaction is requested of shareholders, which, if obtained, would result in a Change in Control occurring, or

            (e) any person solicits proxies for the election of more than one member of the Board (other than for any such election or nomination for election that is approved by the then current Board).

      7.3 Group. Determination of the existence of a "Group" for purposes of this Article 7 shall be determined under the provisions of Treasury Regulation ss. 1.409A-3(i)(5)(v)(B). The terms herein shall be interpreted in a manner consistent with the provisions of Treasury Regulation ss. 1.409A-3.

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                                    ARTICLE 8
                              TERMINATION FOR CAUSE

      10.1. If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his full base salary through the Date of Employment Termination (at the rate in effect as of the Date of Employment Termination), and the Company shall have no further obligations to the Executive under this Agreement.

      10.2. The following are the only reasons for which the Company may terminate Executive's service for Cause without further obligations under this
Agreement:

      - for failure to consistently meet the performance objectives set for the Executive as determined in the reasonable discretion of the Board of Directors

      - for providing the Company with materially false reports concerning Executive's business interests or employment-related activities;

      - for making materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange, or the Securities and Exchange Commission;

      - for maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed by Executive to the Company;

      - for misconduct causing a serious violation by the Company of state or federal laws or violation of a material written policy of the Company;

      -     for theft of Company funds or corporate assets; or

      - for conviction of a crime (excluding traffic violations or similar misdemeanors).

                                    ARTICLE 9
                   DEFINITION OF "TERMINATION FOR GOOD REASON"

      "Termination for Good Reason" shall mean termination of Executive's employment by Executive following or in connection with:

      (i) without the express advance written consent of Executive, (a) the assignment to Executive of any duties inconsistent in any substantial respect with the position, authority or responsibilities of Executive immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control or (b) any other substantial change in such position, including titles, authority or responsibilities, or

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      (ii) during the one and one-half (1-1/2) year period following a Change in
      Control or during a period of Potential Change in Control, any reduction in Executive's salary or any reduction in bonus or incentive compensation targets (based upon the highest dollar amount or other rate of salary, bonus and incentive compensation in effect at any time up to Date of Employment Termination), a termination, reduction or alteration of disability policies or life or disability insurance benefits maintained for Executive, any alteration or reduction of expense allowances or reimbursement policies or a significant reduction in scope or value of the aggregate other benefits to which Executive was entitled immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, or

      (iii) the Company's requiring Executive to be based at any office or location more than 50 miles from the one where he worked immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, except for travel reasonably required in the performance of Executives responsibilities, or

      (iv) any purported termination by the Company of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement, or

      (v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by paragraph 10.1.

                                   ARTICLE 10
                          SUCCESSORS, BINDING AGREEMENT

      10.1. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment other than for Cause after a Change in Control occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Employment Termination.

      10.2. As used in this Agreement, "Company" shall include any successor to this business and/or assets as aforesaid which executes and delivers the agreement provided for in paragraph 10.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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      10.3. This Agreement shall inure to the benefit of, and be enforceable by,
Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amounts would still be payable if he had continues to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

      11.1. Date of Employment Termination is the date on which Executive experiences a "separation from service" within the meaning of Treasury Regulation ss.1.409A-1(h)(1).

      11.2. Notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the corporate counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices of change of address shall be effective only upon receipt.

      11.3. This Agreement supersedes any other agreement on the subject matter hereof executed by the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and, on behalf of the Company, by such officer as may be specifically designated by the Board.

      11.4. All benefits provided for in this Agreement are provided on an unfunded basis and are not intended to meet the qualification requirements of
Section 401 of the Code. The Company shall not be deemed to be a trustee of any amounts to be paid under this Agreement and shall not be required to segregate any assets with respect to benefits under this Agreement. Such benefits shall be payable solely from the general assets of the Company.

      11.5. Any failure at any time of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision, or prejudice the right of either party to enforce such provision at any subsequent time.

      11.6. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      11.7. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

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      11.8. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      11.9. In the event of any action or proceeding between the parties arising out of this agreement, the Company will pay the costs of any such legal proceedings including, but not limited to, the costs of Executive for all expenses, including attorneys' fees, incurred in such action or proceeding. Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

                                    EDO CORPORATION

                                    By: /s/ Patricia D. Comiskey
                                        --------------------------------
                                    Patricia D. Comiskey
                                    Senior Vice President - Human Resources

                                    EXECUTIVE:

                                    /s/ Frank W. Otto
                                    ------------------------------------
                                    Frank W. Otto


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